Exhibit 99

UniFirst Corporation	News Release
68 Jonspin Road Wilmington, MA 01887-1086 Telephone 978-658-8888 Ext 520 Facsimile 978-988-0659	contact: John B. Bartlett Senior Vice President jbartlett@unifirst.com

UNIFIRST ANNOUNCES FINANCIAL RESULTS
FOR FISCAL 2005 FOURTH QUARTER AND FULL YEAR

Wilmington, MA (October 31, 2005) — UniFirst Corporation (NYSE: UNF) today announced its revenues and earnings for its fiscal 2005 fourth quarter and full year.

For fiscal 2005, net income was $43.3 million ($2.24 per diluted common share), a 29.1% increase from last year’s $33.6 million ($1.74 per diluted common share). Revenues for fiscal 2005 were $763.8 million, a 6.2% increase from $719.4 million for fiscal 2004.

Fourth quarter net income was $8.1 million ($0.42 per diluted common share), an 8.1% percent increase from last year’s $7.5 million ($0.39 per diluted common share). Revenues for the fourth quarter of fiscal 2005 were $188.8 million, a 6.0% percent increase from $178.1 million in the same period a year ago.

The primary reason for the significant increase in net income for fiscal 2005 compared to fiscal 2004 was a decrease in operating costs as a percentage of revenues. As a percentage of revenues, operating costs for fiscal 2005 decreased 1.2 percentage points from 64.1% for fiscal 2004 to 62.9% for fiscal 2005. This decrease was due to lower merchandise amortization for the locations acquired as part of the Textilease acquisition as well as from cost savings realized from the Company’s manufacturing operations in Mexico and lower industrial laundry production payroll costs as a percentage of revenues. These benefits were somewhat offset by higher energy costs associated with operating industrial laundries as well as in utilizing our fleet of delivery vehicles and an increase in selling payroll costs as the Company has increased its sales force in fiscal 2005.

During fiscal 2005, the Company also benefited from lower depreciation and intangible asset amortization expense due to certain fixed assets and certain intangible assets becoming fully depreciated and amortized in fiscal 2004. This decrease in depreciation is also due to a $600 thousand pre-tax charge to depreciation taken in fiscal 2004 related to the Company’s decision to close its Richmond facility. In addition, decreased interest expense, on a net basis, was a benefit for the quarter and full year in fiscal 2005 as compared to fiscal 2004 primarily due to a reduction in the average level of debt outstanding.

In the full year and fourth quarter of fiscal 2005, the Company benefited from a $500 thousand credit to income taxes recorded in the fourth quarter of fiscal 2005 related to the reduction of tax-related reserves no longer required. Excluding the favorable impact of this benefit, the Company’s fourth quarter net income was $7.6 million compared to $7.5 million for the fourth quarter of fiscal 2004. The primarily reason that the profit growth in the fourth quarter of fiscal 2005 was not comparable with the full year was the higher losses incurred by the Company’s nuclear business in the fourth quarter of 2005 as compared to the loss incurred in the fourth quarter of 2004. In addition, the Company experienced higher merchandise amortization as well as increased depreciation and intangible asset amortization as a percentage of revenue in the fourth quarter of fiscal 2005 compared to the first nine months of fiscal 2005.

The Company will hold a conference call today at 4:00 PM (EST) to discuss its quarterly financial results, business highlights and outlook. A simultaneous live webcast of the call will be available over the Internet and can be accessed at www.unifirst.com.

UniFirst is one of the largest providers of workplace uniforms, protective clothing and facility services products in North America. The Company employs 9,200 team partners who serve more than 195,000 customer locations in 46 states, Canada and Europe from 179 manufacturing, distribution and customer service facilities.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. This public announcement may contain forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties. The words “anticipate” and “should,” and other expressions that indicate future events and trends identify forward-looking statements. Actual future results may differ materially from those anticipated depending on a variety of factors, including, but not limited to, performance of acquisitions; economic and business changes; fluctuations in the cost of materials, fuel and labor; the speed of business recovery from recent hurricanes in the southeast; economic and other developments associated with the on-going war on terrorism; strikes and unemployment levels; demand and price for the Company’s products and services; improvement in under performing rental operations; and the outcome of pending and future litigation and environmental matters.

[Tables follow]

UNIFIRST CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)	Fifty-two weeks ended August 27, 2005	Fifty-two weeks ended August 28, 2004	Thirteen weeks ended August 27, 2005	Thirteen weeks ended August 28, 2004
Revenues	$763,842	$719,356	$188,767	$178,066

Costs and expenses:
Operating costs (1)	480,714	461,112	120,774	114,088
Selling and administrative expenses (1)	163,189	149,351	42,661	38,740
Depreciation and amortization	43,927	44,889	11,055	10,500

	687,830	655,352	174,490	163,328

Income from operations	76,012	64,004	14,277	14,738

Other expense (income):
Interest expense	8,748	12,522	2,261	3,387
Interest income	(1,684)	(1,135)	(348)	(350)
Interest rate swap income	(223)	(1,981)	--	(527)

Other expense	6,841	9,406	1,913	2,510

Income before income taxes	69,171	54,598	12,364	12,228
Provision for income taxes	25,823	21,020	4,235	4,708

Net income	$43,348	$33,578	$8,129	$7,520

(1) - Exclusive of depreciation and amortization
Weighted average number of shares outstanding:
Basic - Common stock	9,428	9,103	9,509	9,253
Basic - Class B common stock	9,791	10,091	9,723	9,950
Dilutive effect of common stock options	92	64	113	74

Diluted - Common stock	19,311	19,258	19,345	19,277

Net income per share:
Basic - Common stock	$2.51	$1.95	$0.47	$0.43
Basic - Class B common stock	2.01	1.56	0.38	0.35
Diluted - Common stock	2.24	1.74	0.42	0.39

Dividends per share:
Common stock	$0.1500	$0.1500	$0.0375	$0.0375
Class B common stock	0.1200	0.1200	0.0300	0.0300

UNIFIRST CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)	August 27, 2005	August 28, 2004
Assets
Current assets:
Cash and cash equivalents	$4,704	$4,436
Receivables, net	78,497	69,471
Inventories	31,021	32,604
Rental merchandise in service	69,808	60,544
Deferred tax assets	8,983	2,753
Prepaid expenses	1,492	1,857

Total current assets	194,505	171,665

Property and equipment:
Land, buildings and leasehold improvements	260,515	240,018
Machinery and equipment	268,272	258,736
Motor vehicles	76,147	70,048

	604,934	568,802
Less - accumulated depreciation	299,983	280,012

	304,951	288,790

Goodwill	187,793	180,685
Customer contracts and other intangible assets, net	56,481	57,873
Other assets	4,575	3,353

	$748,305	$702,366

Liabilities and Shareholders' Equity
Current liabilities:
Current maturities of long-term obligations	$1,084	$986
Accounts payable	36,720	33,754
Accrued liabilities	76,141	72,824
Accrued income taxes	3,992	6,197

Total current liabilities	117,937	113,761

Long-term obligations, net of current maturities	175,587	177,855
Deferred income taxes	42,439	42,043

Shareholders' equity:
Common stock	960	928
Class B common stock	964	993
Capital surplus	13,462	13,138
Retained earnings	394,910	354,154
Accumulated other comprehensive income (loss)	2,046	(506)

Total shareholders' equity	412,342	368,707

	$748,305	$702,366